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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE
---------------------

                                Contact:
                                David S. Geller
                                Senior Vice President & Chief Financial Officer Physician Support Systems, Inc.
                                (717) 653-5340

                                Noonan/Russo Communications, Inc.
                                (212) 696-4455
                                Jessica Livingston (investors), ext. 229
                                Michelle M. Helm (media), ext. 225
                                e-mail: news@noonanrusso.com


                 PHYSICIAN SUPPORT SYSTEMS ACQUIRES MARS GROUP

Mt. Joy, PA, December 17, 1996 -- Physician Support Systems, Inc. (Nasdaq: PHSS) today announced it has acquired C-Care, Inc., and two related companies (collectively, "the MARS Group"), which are engaged in the hospital billing, collection, and accounts receivable management business. The geographic focus of the MARS Group is Pennsylvania, southern New Jersey, and Delaware. The estimated 1996 revenues for the MARS Group are expected to be approximately $9 million.

"We believe the dynamic and seasoned management at the MARS Group will provide an expanded market presence for Physician Support Systems and allow us to achieve substantial operating synergies with our EE&C financial Services subsidiary," said Peter W. Gilson, President and Chief Executive Officer of Physician Support Systems. "MARS provides services similar to EE&C in attractive contiguous geographic regions. Since we already have a strong presence with physicians in their regions, we feel the business fit to be particularly strong with MARS. We are continuing to evaluate attractive acquisition candidates which represent particularly strong fits with our existing business."

Headquartered in Mt. Joy, Pennsylvania, Physician Support Systems, Inc. is a leading provider of business management services to hospital-based physicians, including accounts receivable, financial, administrative, strategic and information support systems.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results may differ materially as a result of risks facing the Company. These risks include the ability of PHSS to grow internally or by acquisitions, political and regulatory pressures or changes, the ability of the Company to integrate acquired businesses into the PHSS group of companies, competitive action by other companies, changing conditions in the healthcare industry and other risks referred to in the Company's periodic reports and registration statement filed with the Securities and Exchange Commission.

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